EXHIBIT 99.1

news release

For immediate release

Contact: Mark Polzin or Ken Cook (314) 982-1700

EMERSON PROVIDES FIRST QUARTER AND
FULL FISCAL YEAR 2005 GUIDANCE

        ST. LOUIS, January 27, 2005 – Emerson (NYSE:EMR) said at its Annual Investment Community Update meeting today in New York that management expects earnings per share of $0.70, an increase of 21 percent, for the first quarter ended December 31, 2004. The company earned $0.58 per share in the first quarter of fiscal 2004. As expected, first-quarter 2005 earnings will include a $0.03 per share gain from several items.

        Emerson also indicated it expects earnings per share for its 2005 fiscal year, ending September 30, to increase in the range of 10 percent to 15 percent over the $2.98 earned in fiscal 2004. The 2005 earnings guidance excludes the tax impact of potentially repatriating foreign earnings under the American Jobs Creation Act. The company said it expects the double-digit earnings gain for fiscal 2005 will be driven by 8 percent to 11 percent growth in reported sales and by an overall improvement in operating margins.

        For the first quarter, reported sales are expected to be up approximately 10 percent, with underlying sales up 5 percent, excluding the impact of exchange rates (3 percent) and acquisitions (2 percent). The company said it expects the first-quarter operating margin will be down slightly, with productivity improvements and cost reductions mostly offsetting the dilution from the Marconi acquisition and the impact of higher raw materials prices, primarily in the Appliance and Tools businesses.

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        The company said the pace of customer orders and overall business activity remains favorable. Underlying orders in December accelerated, driven by strong growth in Process Management and Industrial Automation. Orders reflect strong demand in emerging markets, particularly Asia and Latin America, and solid demand in the United States, while Europe was slightly positive.

        Web casts of Emerson’s presentations are scheduled from 8:30 a.m. to 11:30 a.m. Eastern time today, and are available at the Investor Relations area of Emerson’s Web site at www.gotoemerson.com/financial.

        Emerson will report first-quarter earnings on Tuesday, February 1, the day of its annual stockholders’ meeting. Emerson senior management will discuss the first-quarter results during an investor conference call that will be held the same day. The call will begin at 2:00 p.m. Eastern Standard Time (1:00 p.m. Central Standard Time). All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site.

About Emerson

        Emerson (NYSE: EMR), based in St. Louis, is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in fiscal 2004 were $15.6 billion. For more information, visit www.GoToEmerson.com.

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